UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/15/2010

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On January 15, 2010, Fisker Automotive announced that it had secured access to $115.3 million in private equity funding (the "Fisker Financing"). In connection with the Fisker Financing, the Registrant and Fisker Automotive signed a letter of intent which sets forth the terms that will be included in a definitive Supply Agreement pursuant to which the Registrant would be the exclusive supplier to Fisker Automotive of certain components for the Fisker Karma powertrain system, known as Q Drive. On January 20, 2010, the Registrant issued a press release related to the letter of intent. A copy of the press release is attached hereto as Exhibit 99.1.

In connection with the Fisker Financing, the Registrant agreed to relinquish one of its two seats on Fisker Automotive's board of directors. Effective on the closing of the Fisker Financing, Alan Niedzwiecki, the Registrant's President and Chief Executive Officer, is serving as the Registrant's representative on Fisker Automotive's board.   The Registrant also agreed to relinquish its remaining board seat if, and when, an independent nominee is elected to serve on Fisker Automotive's board.

The Registrant owns 6,400,000 shares of Fisker Automotive common stock, which currently represents 1.5% of Fisker Automotive's capital stock, on a fully diluted basis.

Item 9.01.    Financial Statements and Exhibits

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: January 20, 2010	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated January 20, 2010